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                                                        EXHIBIT 4(q)


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                  STATEMENT OF DESIGNATION OF
       8.75% SERIES 1993A NONCUMULATIVE PREFERRED STOCK
                              OF
                   NATIONSBANK, N.A. (SOUTH)


         WHEREAS, pursuant to Article 5 of the Articles of Association of NationsBank, N.A. (South) ("NationsBank
South"), the Board of Directors of NationsBank South is autho-rized to divide NationsBank South's authorized Preferred Stock ("Preferred Stock") into series and, within the limitations set forth therein, fix and determine the relative rights and pref-erences of the shares of any series so established; and

         WHEREAS, the Board of Directors desires to (i) estab-lish a series of Preferred Stock, designating such series "8.75% Series 1993A Noncumulative Preferred Stock," (ii) allocate 2,400,000 shares of the authorized Preferred Stock to the 8.75% Series 1993A Noncumulative Preferred Stock, and (iii) fix and determine the relative rights and preferences of the shares of the 8.75% Series 1993A Noncumulative Preferred Stock;

         NOW, THEREFORE, BE IT RESOLVED, that 2,400,000 of the 10,000,000 shares of Preferred Stock authorized by the Articles of Association of NationsBank South be, and hereby are, deter-mined to be and shall be of a series designated as 8.75% Series 1993A Noncumulative Preferred Stock (hereinafter referred to as the "Series 1993A Preferred Stock") and that the following is a statement fixing and determining the variations in the relative rights and preferences of the Series 1993A Preferred Stock pur-suant to authority vested in the Board of Directors by the [Ar-ticles of Association] of NationsBank South:

    I.   Rank.

         A.   With respect to dividend rights, the Series 1993A
Preferred Stock ranks senior to NationsBank South's Common Stock
("Common Stock") and to NationsBank South's 8.5% Series H
Noncumulative Preferred Stock (the "Series H Preferred Stock").

         B. With respect to rights upon liquidation, dis-solution or winding-up of NationsBank South, the Series 1993A Preferred Stock ranks senior to the Common Stock to the extent of the liquidation preference of the Series 1993A Preferred Stock and ranks on a parity with the Series H Preferred Stock.

         C. The Series 1993A Preferred Stock will be subject to the future authorization and issuance of additional series


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of Preferred Stock that, as designated by the Board of Directors in its sole discretion, rank junior to ("Junior Stock"), on a parity with ("Parity Stock"), or senior to ("Senior Stock") the Series 1993A Preferred Stock with respect to any one or more of the following: (i) dividend rights; (ii) rights upon liquidation, dissolution or winding up of NationsBank South;
(iii) redemption rights; or (iv) any other rights specified by the Board of Directors; provided, however, that NationsBank
South may not issue any capital stock that constitutes Senior Stock without the approval of holders of at least two-thirds of the outstanding shares of Series 1993A Preferred Stock in accordance with Section V. hereof.

    II.  Dividends.

         A. The holders of the Series 1993A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of the funds of NationsBank South legally available for the payment of noncumulative cash dividends, payable quarterly in arrears, at the rate of $2.1875 per share per annum. Declared dividends on the Series 1993A Preferred Stock shall accrue from the date of issuance which is deemed to be December 1, 1995, or the most recent date on which dividends were payable and shall be payable quarterly on the first day of March, June, September and December of each year (each a "Dividend Payment Date"), commencing March 1, 1996; provided, however, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of Nations-Bank South on such record dates, not more than 30 calendar days and not less than 10 calendar days preceding the Dividend Pay-ment Date therefor, as determined by the Board of Directors (each of such dates a "Record Date"). Quarterly dividend peri-ods (each a "Dividend Period") shall commence on and include the first day of March, June, September and December of each year and shall end on and include the day next preceding the next following Dividend Payment Date.

         B. The initial dividend will be determined based upon the number of days from the date of issuance to March 1, 1996. Dividends payable for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Divi-dends payable for any period other than a full Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in such period.

         C. Holders of the Series 1993A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends actually

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declared by the Board of Directors.  The Series 1993A Preferred Stock
shall not participate in dividends with the Common Stock.

         D. No full dividends shall be declared and paid or set apart for payment on Preferred Stock of NationsBank South of any series ranking, as to dividends, on a parity with the Series 1993A Preferred Stock during any calendar quarter unless full dividends on the Series 1993A Preferred Stock for the Dividend Period ending during such calendar quarter have been or contem-poraneously are declared and paid or declared and a sum suffi-cient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 1993A Preferred Stock and any other Preferred Stock of NationsBank South of any series ranking as to dividends on a parity with the Series 1993A Preferred Stock, dividends upon shares of Series 1993A Preferred Stock and dividends on such other Preferred Stock payable during such calendar quarter shall be declared pro rata so that the amount of such dividends so payable per share on the Series 1993A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series 1993A Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Preferred Stock, bear to each other.

         E. If full dividends on the Series 1993A Preferred Stock have not been declared and paid or set apart for payment for the Dividend Payment Date falling in the then-current Divi-dend Period, then, with respect to such then-current Dividend Period, the following restrictions shall be applicable: (i) no dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on any shares of stock of any series ranking, as to dividends, junior to the Series 1993A Preferred Stock, (ii) NationsBank South may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (ex-cept by conversion into or exchange for Junior Stock) and
(iii) NationsBank South may not, directly or indirectly, repur-chase, redeem or otherwise acquire (except by conversion into or exchange for Junior Stock) any shares of any class or series of equity securities of NationsBank South ranking on a parity with the Series 1993A Preferred Stock as to dividend rights, otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series 1993A Preferred Stock and such other Parity Stock.


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         F.   Except as expressly otherwise limited herein, and
to the extent permitted by applicable law, the Board of
Directors: (i) may declare and NationsBank South may pay or set apart for payment dividends on any Junior Stock or Parity Stock,
(ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution with respect to any Jun-ior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of NationsBank South or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock; and the holders of the Series 1993A Preferred Stock shall not be entitled to share or participate therein.

    III.  Liquidation Preference.

         A. In the event of any liquidation, dissolution or winding-up of NationsBank South, voluntary or involuntary, the holders of the Series 1993A Preferred Stock will be entitled to receive out of the assets of NationsBank South available for distribution to its stockholders, before any distribution of assets is made to the holders of the Common Stock or any other shares of capital stock of NationsBank South ranking junior to the Series 1993A Preferred Stock as to such distribution, liq-uidating distributions in the amount of $25.00 per share plus dividends declared but unpaid for the then-current Dividend Period (without accumulation of unpaid dividends for prior Div-idend Periods) to the date fixed for such liquidation, dis-solution or winding-up.

         B. If, upon any voluntary or involuntary liquida-tion, dissolution or winding-up of NationsBank South, the amounts payable with respect to the Series 1993A Preferred Stock and any capital stock ranking on a parity with the Series 1993A Preferred Stock (including the Series H Preferred Stock) as to such distributions are not paid in full, the holders of the Series 1993A Preferred Stock and of such capital stock will share ratably in any such distribution of assets of NationsBank South in proportion to the full respective preferential amounts to which they are entitled (which, in the case of such capital stock, may include accumulated dividends).



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         C.   After payment of the full amount of the liqui-
dating distribution to which they are entitled, the holders of the Series 1993A Preferred Stock will not be entitled to any further participation in any distribution of assets of Nations-Bank South. All distributions made with respect to the Series 1993A Preferred Stock in connection with such liquidation, dis-solution or winding-up of NationsBank South shall be made pro rata to the holders entitled thereto.

         D. Nothing set forth in this Section III. shall be deemed to prevent redemption of the Series 1993A Preferred Stock by NationsBank South in the manner provided in Section IV. hereof. Neither the merger nor consolidation of NationsBank South into or with any other entity or entities, nor the merger or consolidation of any other entity or entities into or with NationsBank South, nor a sale, transfer, lease or exchange (for cash, securities or other consideration) of all or any part of the assets of NationsBank South shall be deemed to be a dis-solution, liquidation or winding-up of NationsBank South within the meaning of this Section III., unless such sale, transfer, lease or exchange shall be in connection with and intended to be a plan of complete liquidation, dissolution or winding-up of NationsBank South.

    IV.  Redemption.

         A. The Series 1993A Preferred Stock is not redeem-able prior to June 1, 1998. At any time on or after June 1, 1998, NationsBank South shall have the right, at its option and by action of its Board of Directors, to redeem out of funds of NationsBank South legally available therefor, in whole at any time or in part from time to time, the Series 1993A Preferred Stock upon payment in cash of $25.00 per each share of Series 1993A Preferred Stock redeemed, plus declared but unpaid divi-dends for the then-current Dividend Period to the date fixed for redemption (without accumulation of unpaid dividends for prior Dividend Periods) without interest.

         B. Notice of any redemption specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable shall be mailed, postage pre-paid, at least 30 days but not more than 60 days prior to said redemption date to the holders of record of the Series 1993A Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of NationsBank South. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by NationsBank South separate and apart from its other funds, in trust for the account of the holders of the shares so to be

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redeemed so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series 1993A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for re-demption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series 1993A Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to re-ceive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest.

         C. If less than all of the outstanding shares of the Series 1993A Preferred Stock are to be redeemed, the particular shares to be redeemed shall be allocated among the respective holders of Series 1993A Preferred Stock pro rata or by lot, as the Board of Directors may determine.

         D. Shares of Series 1993A Preferred Stock redeemed or otherwise purchased or acquired by NationsBank South shall not be reissued as shares of Series 1993A Preferred Stock but shall assume the status of authorized but unissued shares of Preferred Stock of NationsBank South, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         E.   Any redemption of the Series 1993A Preferred
Stock shall not be subject to, or conditioned upon, the redemp-tion of any other series of NationsBank South's Preferred Stock, including the Series H Preferred Stock.

    V.   Voting Rights.

         A. Except as described in this Section V. and except as required by applicable law, the holders of the Series 1993A
Preferred Stock will not be entitled to vote for any purpose.

         B. So long as any shares of Series 1993A Preferred Stock are outstanding, NationsBank South will not, without the consent of the holders of a least two-thirds of the outstanding shares of Series 1993A Preferred Stock, voting separately as a class (together with the holders of shares of Parity Stock, if any, upon which like voting rights have been conferred and are exercisable), create, authorize, issue or increase the autho-rized or issued amount of any class or series of any equity securities of NationsBank South, or any warrants, options or other rights convertible or exchangeable into any class or se-ries of any equity securities of NationsBank South, ranking


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senior to the Series 1993A Preferred Stock either as to dividend rights or rights upon liquidation, dissolution or winding-up of NationsBank South.

         C. The right of the holders of the Series 1993A Pre-ferred Stock to approve an amendment that would adversely change the specific terms of the Series 1993A Preferred Stock shall be as provided by applicable law and the Rules and Regulations of the Office of the Comptroller of the Currency and, unless a greater vote is required by such law or regulations, such approval shall be by a vote of the holders of a majority of the outstanding shares of Series 1993A Preferred Stock; provided, however, that the creation or issuance of Parity Stock or Junior Stock with respect to the payment of dividends or rights upon liquidation, dissolution or winding-up of NationsBank South; or a merger, consolidation, reorganization or other business combi-nation in which NationsBank South is not the surviving entity; or an amendment that increases the number of authorized shares of Preferred Stock or increases the number of authorized shares of a series of Preferred Stock constituting Junior Stock or Parity Stock, shall not be considered to be an adverse change to the terms of the Series 1993A Preferred Stock and shall not require a vote of or the approval of the holders of the Series 1993A Preferred Stock.

         D. If NationsBank South shall fail to pay the equivalent of six full quarterly dividends payable on the Series 1993A Preferred Stock, the number of directors of NationsBank South shall be increased by (i) one, if the number of directors immediately prior to such increase totals nine or less, or (ii) two, if the number of directors immediately prior to such increase totals 10 or more, and the holders of the Series 1993A Preferred Stock, voting separately as a class (together with the holders of shares of Parity Stock, if any, upon which parity voting rights with respect to the repayment of dividends have been conferred and are exercisable), will be entitled to elect such additional director or directors to fill such vacancy or vacancies, as the case may be. The director or directors elected pursuant to this Paragraph V.D. shall be entitled to one vote per director on any matter presented to the Board of Directors of NationsBank South, and otherwise shall be entitled to the same rights and privileges as all other directors of NationsBank South. Such right to elect such additional director or directors shall continue until full dividends have been paid or declared and set apart for payment for four consecutive Dividend Periods.

         E. Whenever the voting right described in Para-graph V.D. shall vest, it may be exercised initially either at a special meeting of holders of the Series 1993A Preferred


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Stock (and Parity Stock, if any, with parity voting rights) or at any annual stockholders' meeting, but thereafter it shall be exercised only at annual stockholders' meetings or in accordance with Paragraph V.F. Any director who shall have been elected by the holders of the Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) pursuant to Paragraph V.D. shall hold office for a term expiring at the earlier of (i) the next annual meeting of stockholders or (ii) the date upon which full dividends on the Series 1993A Preferred Stock shall have been paid, or declared and set apart for payment, for four consecutive Dividend Periods, and during such term such director may be removed at any time, either with or without cause, by the affirmative vote of the holders of record of a majority of the outstanding shares of the Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) given at a special meeting of such holders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. Upon the termination of the voting right described in Paragraph V.D., the term of office of the director or directors elected pursuant thereto then in office shall, without further action, thereupon terminate unless otherwise required by law. Upon such termination, the number of directors constituting the Board of Directors of NationsBank South shall, without further action, be reduced by one or by two, as the case may be, subject always to the subsequent increase of the number of directors pursuant to Paragraph V.D. in the event of the future right to elect directors as provided therein.

         F. Unless otherwise required by law, in the event of any vacancy occurring among the directors elected pursuant to Paragraph V.D., the remaining director, if any, may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected shall cease to serve as directors before their terms shall expire, or if only one director is elected as provided by Paragraph V.D., the holders of the Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) then outstanding may, at a meeting of such holders duly held, elect a successor or successors to hold office for such unexpired term or terms, as the case may be.

         G. Whenever a meeting of the holders of Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) is permitted or required to be held pursuant to this
Section V., such meeting shall be held at the earliest practi-cable date and the Secretary of NationsBank South shall call such meeting, providing written notice in accordance with law to all holders of record of shares entitled to vote at such meeting, upon the earlier of the following:



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                1. as soon as reasonably practicable following
    the occurrence of the event or events permitting or requiring such meeting hereunder; or

                2. within 20 days following receipt by the Secretary of NationsBank South a written request for such a meeting, signed by the holders of record of at least 20% of the shares of Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) then outstanding.

If such meeting shall not be called by the proper corporate officer within 20 days after the receipt of such request by the Secretary of NationsBank South, or within 25 days after the mailing of the same within the United States of America by registered mail addressed to the Secretary of NationsBank South at its principal executive office, then the holders of record of at least 20% of the shares of Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) then outstanding may designate one of their number to call such a meeting at the expense of NationsBank South, and such meeting may be called by such person in the manner and at the place provided in this
Section V. Any holder so designated to call such meeting shall have access to the stock books of NationsBank South for the purpose of causing a meeting of such holders to be so called.

         H. Any meeting of the holders of all outstanding Series 1993A Preferred Stock (and Parity Stock, if any, with parity voting rights) entitled to vote as a class shall be held at the place at which the last annual meeting of stockholders was held or in an accessible location in either of the counties in which the executive or administrative headquarters of NationsBank South are located. At such meeting, the presence in person or by proxy of the holders of a majority of the out-standing shares entitled to vote at such meeting shall be re-quired to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quo-rum shall be present.

         I.   Notwithstanding any provision of this Section V.
to the contrary, no special meeting of the holders of shares of Series 1993A Preferred Stock shall be required to be called or held in violation of any law, rule or regulation.

    VI. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series 1993A Pre-ferred Stock.


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    VII.  No Other Rights.  The shares of Series 1993A Pre-
ferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights, including, without limitation, preemptive or conversion rights, except as set forth above and in NationsBank South's Articles of Association or as otherwise required by law.

    VIII. Amendments. The Board of Directors reserves the right to amend these resolutions in accordance with applicable law.

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